  EXHIBIT 99.1

Rekor Systems to Acquire Southern Traffic Services (STS)

Acquisition will expand Rekor’s geographic footprint by adding more than 60,000 lanes of additional coverage over hundreds of thousands of square miles throughout the

United States

COLUMBIA, MD / May 16, 2022 / Rekor Systems, Inc, (NASDAQ: REKR) ("Rekor" or the “Company”), a global AI technology company with a mission to provide data-driven insights that build safer, smarter and more efficient cities around the world through intelligent infrastructure, today announced that it has entered into a Letter of Intent (“LOI”) to acquire Southern Traffic Services (“STS”). STS is a recognized leader in traffic engineering and advanced traffic data collection technologies across public and private agencies. Under the terms of the LOI, Rekor will acquire STS for a total purchase price of up to $14.5 million, including earnouts, the amount of which will be based on the achievement of certain performance metrics.

The acquisition will be funded through a combination of cash, stock, and seller notes. The closing of the transaction is subject to customary conditions and is expected to occur within the next 90 days. The acquisition will be accretive to Rekor’s earnings immediately upon closing.

Founded in 1988, STS pioneered data services contracts with departments of transportation throughout the United States. In addition to traffic data collection, STS provides traffic engineering expertise that includes design, planning, and traffic study services to government and private agencies across the United States with a strong footprint in the Southeast. STS has over 100 dedicated professionals and manages more than 30,000 traffic data collection sites across various states. The acquisition will expand Rekor’s coverage area by more than 60,000 lanes of traffic that cover hundreds of thousands of square miles across the United States. For fiscal year 2022, the Company expects STS to generate $15 million of revenue, of which approximately 50% is recurring, and EBITDA of $3 million.

The foundation of intelligent infrastructure is the quality and availability of dynamic real-time data. Today’s static infrastructure generates a significant amount of data, but due to legacy infrastructure technology and manual methods, only a fraction of it is used to its full potential. Using Rekor One, and its leading artificial intelligence and machine learning technologies, Rekor transforms static infrastructure into a dynamic data source that can simultaneously serve multiple missions, including public safety, urban mobility, transportation management, and a greener society. The acquisition of STS significantly accelerates Rekor’s geographic reach and technology distribution.

“Southern Traffic Services has specialized in traffic data collection for over 30 years, and their in-house expertise and capabilities will bring immediate benefit to Rekor’s customers,” said Rekor CEO and Chairman Robert Berman. “With a well-developed network of data collection sites throughout the United States, this addition to our portfolio of products and services will help us both strengthen our technology distribution capabilities and expand Rekor’s geographic footprint and customer base.”

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The acquisition of STS is expected to provide the following benefits to Rekor:

•	Expands Rekor’s geographic footprint by adding more than 60,000 additional lanes covering hundreds of thousands of total square miles across the United States, with a strong footprint in the Southeast.

•	Gives Rekor in-house access to thought leaders in traffic engineering and a wealth of accumulated and real-time data as it continues to refine and expand the service offerings it can provide with its advanced technology.

•	Accelerates and expands Rekor’s technology distribution opportunities in the United States.

•	Assures that Rekor has the industry leading expertise to provide its customers with a wide array of consultative traffic engineering services alongside its comprehensive suite of technology products.

“Roadway technology across the U.S. is notoriously outdated and inefficient, making it more difficult for government agencies to manage today’s complex infrastructure environment,” said Mark Knowles, STS Co-founder. “Departments of transportation are seeing the benefits of next generation AI enabled insights and analysis. Joining Rekor will allow us to give the power of AI to our existing and potential customers as they look to better serve their communities through better, faster, and more efficient traffic data collection and analysis.”

In the near future, the Company will host a special investor conference call to discuss the STS acquisition in more detail.

About Rekor Systems, Inc.

Rekor Systems, Inc. (NASDAQ:REKR) is a trusted global authority on intelligent infrastructure providing innovative solutions that drive the world to be safer, smarter, and more efficient. As a provider of comprehensive, continuous, and real-time roadway intelligence, Rekor leverages AI, machine learning, and holistic data to support the intelligent infrastructure that is essential for smart mobility. With its disruptive technology, the Company delivers integrated solutions, actionable insights, and predictions that increase roadway safety. To learn more please visit our website: https://rekor.ai, and follow Rekor on social media on LinkedIn, Twitter, and Facebook.

Forward-Looking Statements

Certain statements made in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include those related to the proposed acquisition of STS, future strategic growth, efficiency, and enhanced customer experience, and generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “pipeline,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Although Rekor believes the expectations reflected in any forward-looking statement are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors. Forward-looking statements speak only as of the date they are made. Rekor discusses these and other risks and uncertainties in its annual and quarterly periodic reports and other documents filed with the U.S. Securities and Exchange Commission. Rekor may update that discussion in its periodic reports, but otherwise takes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

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Contacts:

Media Contact:

Phil Tortora

REQ for Rekor

rekor@req.co

Investor Relations Contact:

Rekor Systems, Inc.

Charles Degliomini

ir@rekorsystems.com

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